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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

American Rivet Company, Inc.
Beaird Industries, Inc.
Bolt Manufacturing Co., Inc.
GHX, Incorporated
   GHX, Incorporated of Louisiana
Landreth Metal Forming, Inc.
LSS-Lone Star-Houston, Inc.
Philform, Inc.
Pipeline Valve Specialty, Inc.
Manifold Valve Services, Inc.
Moores Pump & Services, Inc.
The Rex Group, Inc.
   First Texas Credit Corporation
   Losco, Inc.
   Regal Machine Tool, Inc.
   Rex Machinery Movers, Inc.
United Wellhead Services, Inc.
   United Wellhead Services of Louisiana, Inc.
   Wellhead Recycling, Inc.
Whir Acquisition, Inc.
OF Acquisition, L.P.